Exhibit 10.3

PLUM CREEK STOCK INCENTIVE PLAN AWARD AGREEMENT

        AGREEMENT made as of the 7th day of February 2006, between Plum Creek Timber Company, Inc., a Delaware corporation (the “Company”), and [Name of Director], a member of the board of directors of the Company (“Director”). Terms used herein, unless otherwise defined herein, shall have the meanings ascribed to them in the Amended and Restated Plum Creek Timber Company, Inc. Stock Incentive Plan, as the same may be amended from time to time (as amended, the “Plan”). To carry out the purposes of the Plan by affording Director the opportunity to acquire shares of common stock, par value $.01 per share, of the Company (the “Stock”) and to receive certain other benefits under the Plan, and in consideration of the mutual agreements and other matters set forth herein and in the Plan, the Company and Director hereby agree as follows:

A. Stock Award.

    1.        Grant of Stock. The Company hereby grants to Director a total of two-thousand thousand (2,000) shares of stock (the “Stock”), on the terms and conditions set forth herein and in Section 6 of the Plan, which Plan is incorporated herein by reference as a part of this Agreement.

    2.        Transfer of Stock. Director may not sell, hypothecate, assign, transfer or otherwise dispose of the Stock to any other person during the period of time beginning on the date hereof and ending on August 7, 2006 (the “Restricted Period”), except for transfers effected by will or the laws of descent and distribution, or pursuant to a “qualified domestic relations order” as defined by the Code. Any attempted transfer, assignment, pledge, hypothecation or other disposition of any shares of the Stock during the Restricted Period, or any levy of any attachment or similar process upon any shares of the Stock during the Restricted Period, shall be null and void. Upon and following the completion of the Restricted Period, the Stock shall be fully transferable except as provided below in Section B.2.

    3.        Termination of Service. Except as provided in Section 9 of the Plan with respect to terminations by reason of death or Total Disability or within one year of a Change in Control, if Director’s service to the Company is terminated at any time before the end of the Restricted Period (voluntarily or involuntarily), the prohibition on transfer described in Section 2 hereof shall remain in effect until the end of the Restricted Period notwithstanding such termination of service.

    4.        Dividends and Voting of Stock. From and after the date hereof, Director shall earn and be paid dividends on the shares of the Stock at the same time, and in the same amount, as any other holder of the Company’s common stock, and Director shall also enjoy the right to vote shares of the Stock along with other holders of record of the Company’s voting stock.

B. Miscellaneous.

    1.        Taxes. Director hereby acknowledges and agrees that Director is responsible for any applicable federal, state and local income taxes due in connection with the Stock and any and all dividends paid with respect to the Stock, and the Company shall not be obligated to make any payment for any such taxes to Director, the Internal Revenue Service or any other taxing authority.

    2.        Securities Law Matters. Director agrees that the shares of Stock will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable securities laws, whether federal, or state. Director also agrees (a) that any certificates representing the shares of Stock acquired hereunder may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws, (b) that the Company may refuse to register the transfer of the shares of Stock acquired hereunder on the stock transfer records of the Company if such proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of any applicable securities law and (c) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the shares of Stock acquired hereunder.

    3.        Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Director.

    4.        Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington.

        IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and Director has executed this Agreement, all as of the day and year first above written.

Plum Creek Timber Company, Inc.

By:__________________________________ February 7, 2006
Barbara L. Crowe Vice President, Human Resources

Director Signature _________________________________